Exhibit 99.1

CONTACT: Polaris Industries Inc. Richard Edwards, 763-542-0500

Polaris Reports 2015 Fourth Quarter and Full Year Results

Full year 2015 net income was $455.4 million, or $6.75 per diluted share, in-line with Company revised expectations

Sales for full year 2015 increased 5% year-over-year to $4,719.3 million. Excluding currency impacts, sales increased 9%

Fourth quarter 2015 net income was $110.7 million, down 18% on 13% lower sales primarily due to weak retail sales in the North American oil and gas regions

All businesses increased market share in North America for 2015 despite a weak powersports industry

North American dealer inventory finished 2015 up 5%, in-line with Company guidance; ORV dealer inventory was down 4% year over year, lower than implied guidance

Polaris announced 2016 guidance reflecting continued currency market volatility and ongoing weak industry demand; expects full year 2016 net income to be in the range of $6.20 to $6.80 per diluted share, with sales in the range of down 2% to up 3% compared to 2015.

MINNEAPOLIS--(BUSINESS WIRE)--January 26, 2016--Polaris Industries Inc. (NYSE:PII) reported net income of $6.75 per diluted share for the year ended December 31, 2015, a two percent increase compared to $6.65 per diluted share for the year ended December 31, 2014. Net income was $455.4 million for the full year 2015, approximately flat to previous year’s net income of $454.0 million. Sales for the full year 2015 totaled a record $4,719.3 million, an increase of five percent compared to sales of $4,479.6 million for the full year 2014.

For the fourth quarter ended December 31, 2015, Polaris reported net income of $1.66 per diluted share, a decrease of 16 percent compared to the prior year’s fourth quarter net income of $1.98 per diluted share. Net income was $110.7 million for the fourth quarter of 2015, down 18 percent from the previous fourth quarter’s net income of $135.4 million. Sales for the fourth quarter of 2015 totaled $1,105.6 million, a decrease of 13 percent over last year’s fourth quarter sales of $1,275.0 million.

“While 2015 was a difficult year, we did manage to grow market share in each of our businesses and increased sales and earnings per share for the sixth consecutive year. That said, our performance failed to meet our earlier projections, as both external and internal challenges restrained growth and profitability. The strengthening dollar and weakening oil markets combined with an unseasonably warm winter constrained demand for off-road vehicles and snowmobiles, placing pressure on dealer inventory and forcing us to curtail shipments in the fourth quarter. While our execution to plan did not meet our historically high standards, we have taken numerous actions to position Polaris for better performance in 2016,” commented Scott Wine, Polaris’ Chairman and Chief Executive Officer.

“Our outlook for 2016 reflects another volatile year in powersports driven by near-term growth pressures from weak end markets as the threat of a worldwide economic slowdown looms. However, we have been in this situation before, and we know how to manage through difficult economic climates. We will continue to optimize dealer inventory, aggressively manage operating costs and other risk exposures, and provide our end-consumer with products and services that exceed their expectations. Concurrently we will continue to invest in projects that accelerate future growth and our lean journey, such as the Huntsville, Alabama plant which is scheduled to begin production in the second quarter of this year. I believe we have the best team in powersports, a strong and diverse portfolio of brands and products, broad capabilities across all our disciplines, and a proven strategy that will continue to create value for our stakeholders in the years to come.”

2015 Product and Operations Highlights

Introduced 20 new MY‘16 ORVs in 2015, including the all-new RZR XP® 1000 Turbo – the most powerful recreational side-by-side available, the all-new POLARIS GENERAL™ 1000 – the new standard in off-road work and play versatility

The new moto-roadster, Slingshot, significantly exceeded our sales expectations in its first full sales year

Added to the iconic Indian Motorcycle® line-up with the introduction of the all-new Indian® Scout Sixty™, a 999cc premium motorcycle at the lowest MSRP in the Indian Motorcycle® line to-date at $8,999

Expanded the award winning AXYS® platform into seven new MY’16 RMK® mountain sled models

Introduced more than 500 new PG&A accessories

Continued to add to the Polaris family with five acquisitions; Brammo’s electric motorcycle business, Hammerhead Off-Road Vehicles in China, Timbersled Products – the maker of snow bikes, the purchase of a paint facility in Spearfish, S.D., and 509® – an aftermarket leader in snowmobile helmets and goggles

Added several new MY’16 vehicles in the Company’s adjacent markets including the completely redesigned GEM® with better ergonomics and refreshed styling

Eicher/Polaris JV began production and retail of its new Multix™ utility 3-in-1 personal vehicle

Broke ground on the new ORV manufacturing plant in Huntsville, Alabama which will provide additional capacity and flexibility to the Company’s current manufacturing footprint. Production is expected to begin in the second quarter of 2016

Renewed the Polaris Acceptance joint-venture agreement with GE Commercial Distribution Finance Corporation, a business of GE Capital, through 2022 and extended retail credit agreements with Sheffield and Synchrony Banks (both through December 2020)

2016 Business Outlook

Given the anticipated ongoing weak industry trends in North America, particularly in the oil and gas regions and continued volatility in the currency markets, the Company expects full year 2016 net income to be in the range of $6.20 to $6.80 per diluted share, compared to the $6.75 per diluted share reported in 2015. Full year 2016 sales are anticipated to be in the range of down two percent to up three percent over full year 2015 sales. Ongoing currency volatility and industry retail sales uncertainty are the major reasons for the wider guidance range for sales and earnings per share for 2016.

2015 Performance Summary (in thousands, except per share data)
Reporting Segments*	Three Months ended December 31,			Years ended December 31,
Sales	2015	2014	Change	2015	2014	Change
Off-Road Vehicles/Snowmobiles	$862,032	$1,051,801	(18%)	$3,708,933	$3,741,154	(1%)
Motorcycles	162,558	122,219	33%	698,257	418,546	67%
Global Adjacent Markets	81,028	100,980	(20%)	312,100	319,948	(2%)
Total Sales	$1,105,618	$1,275,000	(13%)	$4,719,290	$4,479,648	5%
Gross Profit	$310,274	$367,573	(16%)	$1,339,042	$1,319,178	2%
Gross profit as a % of sales	28.1%	28.8%	-77 bps	28.4%	29.4%	-108 bps
Operating Expenses	$169,072	$176,927	(4%)	$692,206	$666,155	4%
Operating expenses as a % of sales	15.3%	13.9%	141 bps	14.7%	14.9%	-20 bps
Operating Income	$159,160	$210,000	(24%)	$716,139	$714,690	0%
Operating Income as a % of sales	14.4%	16.5%	-207 bps	15.2%	16.0%	-78 bps
Net Income	$110,682	$135,397	(18%)	$455,361	$454,029	0%
Net income as a % of sales	10.0%	10.6%	-61 bps	9.6%	10.1%	-49 bps
Diluted Net Income per share	$1.66	$1.98	(16%)	$6.75	$6.65	2%

*Reporting Segment sales include their respective parts, garments and accessories (“PG&A”) related sales

Off-Road Vehicle (“ORV”) and Snowmobile segment sales, including their respective PG&A related sales, decreased 18 percent from the fourth quarter of 2014 to $862.0 million. ORV vehicle sales decreased 20 percent, snowmobile vehicle sales were down 25 percent and ORV and snowmobile related PG&A sales, combined, decreased five percent in the 2015 fourth quarter compared to the same period last year. For the full year 2015, Polaris ORV and snowmobile segment sales decreased one percent compared to full year 2014.

ORV wholegood sales decreased 20 percent reflecting weak North American retail sales, particularly in regions heavily dependent upon the oil markets including Texas, Oklahoma, Louisiana and western Canada. Polaris North American ORV unit retail sales were down low-single digits percent from the 2015 fourth quarter, with both consumer purchases of side-by-side vehicles and ATV retail sales lower than prior year. While the Company experienced modest market share loss in the 2015 fourth quarter, Polaris outpaced the ORV industry, gaining market share in both ATVs and side-by-sides for the full year 2015, building on its #1 position.

Snowmobile wholegood sales declined 25 percent due to timing of shipments in the 2015 fourth quarter compared to the prior year’s fourth quarter as the Company was able to manufacture and ship its snowmobiles earlier in 2015. The Company continued to outperform the overall snowmobile market with increased market share season-to-date ending December 31, 2015.

Motorcycle segment sales, including their respective PG&A related sales, increased 33 percent in the 2015 fourth quarter to $162.6 million primarily due to continued strong retail sales for Indian motorcycles and Slingshot®. For the full year 2015, Polaris motorcycle segment sales increased 67 percent compared to the prior year.

North American consumer retail demand for the Polaris motorcycle segment, including Victory®, Indian Motorcycle® and Slingshot®, was up low-single digits percent during the 2015 fourth quarter while the overall motorcycle industry retail sales, 900cc and above, declined high-single digits percent in the 2015 fourth quarter. During the 2015 fourth quarter, the Company began retailing its newest addition to the Indian Motorcycle® line-up, the new 2016 Indian® Scout Sixty™, which shares many elements of the award-winning Indian® Scout® released in 2014, but starting at a sub-$9,000 price point that brings industry-leading mid-sized performance within reach of every rider. Additionally, interest in the new Slingshot® moto-roadster continued strong as the Company completed its first full year of retailing the new moto-roadster which far exceeded the Company’s expectations for sales and profitability. Product availability for Indian Motorcycle® and Slingshot® improved considerably in the 2015 fourth quarter as throughput at the Company’s Spirit Lake, Iowa motorcycle plant increased and the new paint facility purchased in Spearfish, South Dakota, began production. Victory Motorcycles® retail sales were down mid-teens percent in the 2015 fourth quarter primarily due to continued low product availability. For the fourth quarter and full year 2015, Polaris’ motorcycle business gained a significant amount of market share.

Global Adjacent Markets segment sales along with their respective PG&A related sales, decreased 20 percent to $81.0 million in the 2015 fourth quarter compared to the 2014 fourth quarter. For the full year 2015, Global Adjacent Markets segment sales decreased two percent compared to the prior year.

Work and Transportation group wholegood sales were down 12 percent during the fourth quarter of 2015 due to ongoing currency pressures and tough comparison as the Company began shipping the new co-developed Ariens® Gravely® Atlas JSV™ side-by-side vehicles in the fourth quarter last year. Additionally, sales for the Company’s defense business were down significantly due to U.S. military budget constraints pushing the timing of shipments for current orders into the future.

Supplemental Data:

Parts, Garments, and Accessories (“PG&A”) sales, which are included in each of the three respective reporting segments, experienced a seven percent decline during the 2015 fourth quarter. All segments experienced lower PG&A sales during the quarter. The lower PG&A related sales were the result of lower vehicle sales and poor snow conditions which impact in-season snowmobile related PG&A sales. For the full year 2015, Polaris PG&A related sales increased five percent compared to the prior year.

International sales to customers outside of North America totaled $181.9 million for the fourth quarter of 2015, including PG&A, down eight percent from the same period in 2014. International sales on a constant currency basis were up three percent in the 2015 fourth quarter. For the full year 2015, international sales decreased five percent to $651.6 million compared to the prior year (sales were up ten percent on a constant currency basis). Europe, Middle East and Africa (“EMEA”) reported sales declined 13 percent in the 2015 fourth quarter and Asia Pacific reported sales were up three percent while Latin American reported sales were up 26 percent. International reported sales by reportable segment in the fourth quarter compared to last year were as follows: ORV/Snowmobiles segment sales were down 16 percent, Motorcycles segment sales were up 58 percent, and Global Adjacent Markets segment sales declined 14 percent.

Gross profit decreased 16 percent to $310.3 million in the fourth quarter of 2015, compared to $367.6 million in the fourth quarter of 2014. As a percentage of sales, gross profit margin declined 77 basis points to 28.1 percent of sales for the fourth quarter of 2015, compared to 28.8 percent of sales for the same period last year. While currency movements from a year ago, primarily the Canadian dollar, were expected to negatively impact gross margins during the fourth quarter of 2015, the amount of impact was higher than originally anticipated as the Canadian dollar continued to weaken sequentially from the 2015 third quarter. The negative currency impact during the quarter along with higher promotional costs and negative product mix, were partially offset by lower commodity costs, cost savings from product cost reduction efforts and higher selling prices. For the full year 2015, gross profit as a percentage of sales decreased 108 basis points to 28.4 percent.

Operating expenses declined four percent to $169.1 million or 15.3 percent of sales for the fourth quarter of 2015, compared to $176.9 million or 13.9 percent of sales for the fourth quarter of 2014. The decrease in dollars was driven largely by ongoing investments in research and development, offset by operating cost control measures and the reduction in incentive compensation plan expenses resulting from the Company’s lower stock price and lower profitability in 2015. For the 2015 full year, operating expenses, as a percent of sales, decreased 20 basis points to 14.7 percent.

Income from financial services was $18.0 million during the fourth quarter 2015, a decrease of seven percent compared to $19.4 million in the fourth quarter of 2014. The decrease is attributable to lower shipments and weak retail in the 2015 fourth quarter. For the full year, income from financial services was $69.3 million, a 12 percent increase compared to $61.7 million for the full year 2014.

Equity in loss of affiliates was $2.1 million for the fourth quarter of 2015 compared to $1.2 million last year, which represents the Company’s portion of the operating results related to the Polaris/Eicher joint venture in India. In the third quarter of 2015, the Company began production and consumer sales of the new jointly developed Multix™ personal vehicle in India. For the 2015 full year, equity in loss of other affiliates was $6.8 million compared to $4.1 million for the full year 2014.

Non-operating other expense, net, which primarily relates to foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries, was $3.4 million in the fourth quarter of 2015 compared to $3.7 million in the fourth quarter of 2014. For the 2015 full year, non-operating other expense was $12.1 million compared to $0.0 million for the full year 2014.

The provision for income taxes for the fourth quarter of 2015 was $40.4 million or 26.7 percent of pretax income compared to $67.1 million or 33.1 percent of pretax income for the fourth quarter of 2014. The lower income tax provision rate in the fourth quarter 2015 is primarily due to the extension of the research and development credit by the U.S. Congress in the 2015 fourth quarter. The provision for income taxes for the full year of 2015 was $230.4 million or 33.6 percent of pretax income compared to $245.3 million or 35.1 percent of pretax income for the full year of 2014.

Financial Position and Cash Flow

Net cash provided by operating activities was $440.2 million for the year ended December 31, 2015, compared to $529.3 million for the same period in 2014. The 17 percent decrease in net cash provided by operating activities for the 2015 period was due to increased working capital required as the Company reduced shipments in the 2015 fourth quarter. Total debt at the end of 2015, including capital lease obligations and notes payable, was $463.3 million. The Company’s debt-to-total capital ratio was 32 percent at December 31, 2015, compared to 21 percent a year ago. Cash and cash equivalents were $155.3 million at December 31, 2015, up from $137.6 million for the same period in 2014.

Share Buyback Activity

During the fourth quarter 2015, the Company repurchased and retired 427,000 shares of its common stock for $45.8 million, bringing total share repurchases to 2,179,000 shares or $293.6 million for the full year 2015. As of December 31, 2015, the Company currently has authorization from its Board of Directors to repurchase up to an additional 2.9 million shares of Polaris stock.

Non-GAAP Measure - Constant Currency Reporting

This release and our related earnings call include a discussion of the Company’s 2015 fourth quarter and full year results and 2016 expectations on a constant currency basis, which is a non-GAAP measure, as well as on a GAAP basis. For purpose of comparison, the results on a constant currency basis uses the respective prior year exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact of translation arising from foreign currency exchange rate fluctuations.

Fourth Quarter and Full Year Conference Call and Webcast Presentation

Today at 9:00 AM (CST) Polaris Industries Inc. will host a conference call and webcast to discuss the 2015 results released this morning and expectations for 2016. The call will be hosted by Scott Wine, Chairman and CEO; Bennett Morgan, President and COO; Ken Pucel, Executive Vice President – Operations, Engineering and Lean; and Mike Speetzen, Executive Vice President – Finance and CFO. A slide presentation and link to the webcast will be posted on the Polaris Investor Relations website at http://ir.polaris.com.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 973-200-3967 internationally. The Conference ID is # 95414234.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

About Polaris

Polaris Industries Inc. (NYSE: PII) is a global powersports leader with annual 2015 sales of $4.7 billion. Polaris fuels the passion of riders, workers and outdoor enthusiasts with our RANGER®, RZR® and POLARIS GENERAL™ side-by-side off-road vehicles; our SPORTSMAN® and POLARIS ACE® all-terrain off-road vehicles; VICTORY® and INDIAN MOTORCYCLE® midsize and heavyweight motorcycles; SLINGSHOT® moto-roadsters; and Polaris RMK®, INDY®, SWITCHBACK® and RUSH® snowmobiles. Polaris enhances the riding experience with parts, garments and accessories sold under multiple recognizable brands, and has a growing presence globally in adjacent markets with products including military and commercial off-road vehicles, quadricycles, and electric vehicles. www.polaris.com

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2016 and future sales, shipments, net income, and net income per share, the research and development tax credit and operational initiatives are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations expansion initiatives, product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; acquisition integration costs; warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements. Ariens® and Gravely® are registered trademarks of Ariens Company

(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands)
(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2015	2014	2015	2014
Sales	$1,105,618	$1,275,000	$4,719,290	$4,479,648
Cost of sales	795,344	907,427	3,380,248	3,160,470
Gross profit	310,274	367,573	1,339,042	1,319,178
Operating expenses:
Selling and marketing	76,159	87,134	316,669	314,449
Research and development	41,734	37,375	166,460	148,458
General and administrative	51,179	52,418	209,077	203,248
Total operating expenses	169,072	176,927	692,206	666,155
Income from financial services	17,958	19,354	69,303	61,667
Operating income	159,160	210,000	716,139	714,690
Non-operating expense:
Interest expense	2,608	2,553	11,456	11,239
Equity in loss of other affiliates	2,086	1,225	6,802	4,124
Other expense, net	3,368	3,746	12,144	10
Income before income taxes	151,098	202,476	685,737	699,317
Provision for income taxes	40,416	67,079	230,376	245,288
Net income	$110,682	$135,397	$455,361	$454,029

Basic net income per share	$1.69	$2.03	$6.90	$6.86
Diluted net income per share	$1.66	$1.98	$6.75	$6.65
Weighted average shares outstanding:
Basic	65,415	66,545	66,020	66,175
Diluted	66,592	68,540	67,484	68,229

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	December 31, 2015	December 31, 2014

Assets
Current Assets:
Cash and cash equivalents	$155,349	$137,600
Trade receivables, net	150,778	204,876
Inventories, net	710,001	565,685
Prepaid expenses and other	92,422	71,526
Income taxes receivable	46,175	2,691
Deferred tax assets	—	114,177
Total current assets	1,154,725	1,096,555
Property and equipment, net	650,678	555,428
Investment in finance affiliate	99,073	89,107
Deferred tax assets	166,538	41,201
Goodwill and other intangible assets, net	236,117	223,966
Other long-term assets	80,331	68,678
Total assets	$2,387,462	$2,074,935
Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of debt, capital lease obligations and notes payable	$5,059	$2,528
Accounts payable	299,660	343,470
Accrued expenses:
Compensation	106,486	102,379
Warranties	56,474	53,104
Sales promotions and incentives	141,057	138,630
Dealer holdback	123,276	120,093
Other	88,030	79,262
Income taxes payable	6,741	11,344
Total current liabilities	826,783	850,810
Long term income taxes payable	23,416	10,568
Capital lease obligations	19,660	23,620
Long-term debt	438,560	200,000
Deferred tax liabilities	13,733	18,191
Other long-term liabilities	74,188	96,951
Total liabilities	$1,396,340	$1,200,140
Deferred compensation	9,645	13,528
Total shareholders’ equity	981,477	861,267
Total liabilities and shareholders’ equity	$2,387,462	$2,074,935

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Years ended December 31,
	2015	2014
Operating Activities:
Net income	$455,361	$454,029
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	152,138	127,507
Noncash compensation	61,929	63,183
Noncash income from financial services	(29,405)	(18,645)
Deferred income taxes	(16,343)	(50,388)
Tax effect of share-based compensation exercises	(34,654)	(36,966)
Other, net	6,802	6,124
Changes in operating assets and liabilities:
Trade receivables	48,798	(24,174)
Inventories	(148,725)	(158,476)
Accounts payable	(46,095)	105,783
Accrued expenses	9,182	30,664
Income taxes payable/receivable	(247)	45,324
Prepaid expenses and others, net	(18,510)	(14,695)
Net cash provided by operating activities	440,231	529,270
Investing Activities:
Purchase of property and equipment	(249,485)	(205,079)
Investment in finance affiliate, net	19,440	(1,245)
Investment in other affiliates	(17,848)	(12,445)
Acquisition of businesses, net of cash acquired	(41,195)	(28,013)
Net cash used for investing activities	(289,088)	(246,782)
Financing Activities:
Borrowings under debt arrangements / capital lease obligations	2,631,067	2,146,457
Repayments under debt arrangements / capital lease obligations	(2,385,480)	(2,228,587)
Repurchase and retirement of common shares	(293,616)	(81,812)
Cash dividends to shareholders	(139,285)	(126,908)
Proceeds from stock issuances under employee plans	32,535	31,313
Tax effect of proceeds from share-based compensation exercises	34,654	36,966
Net cash used for financing activities	(120,125)	(222,571)
Impact of currency exchange rates on cash balances	(13,269)	(14,565)
Net increase in cash and cash equivalents	17,749	45,352
Cash and cash equivalents at beginning of period	137,600	92,248
Cash and cash equivalents at end of period	$155,349	$137,600